Exhibit 21
Subsidiaries of Graco Inc.
The following are subsidiaries of the Company as of December 25, 2009.

	Jurisdiction	Percentage of Voting
	of	Securities Owned by
Subsidiary	Organization	the Company

GlasCraft, Inc.	United States	100%[5]
Graco Australia Pty Ltd.	Australia	100%
Graco California Inc.	United States	100%
Graco Canada Inc.	Canada	100%
Graco do Brasil Limitada	Brazil	100%[1]
Graco Fluid Equipment (Shanghai) Co., Ltd.	China (PRC)	100%
Graco Fluid Equipment (Suzhou) Co., Ltd.	China (PRC)	100%[4]
Graco GmbH	Germany	100%
Graco Hong Kong Ltd.	Hong Kong	100%
Graco Indiana Inc.	United States	100%
Graco K.K.	Japan	100%
Graco Korea Inc.	Korea	100%
Graco Ltd.	England	100%
Graco Minnesota Inc.	United States	100%
Graco N.V.	Belgium	100%[1]
Graco Ohio Inc.	United States	100%
Graco S.A.S.	France	100%
Gusmer Corporation	United States	100%
Gusmer Canada Ltd.	Canada	100%[2]
Gusmer Europe, S.L.	Spain	100%[2]
Gusmer Sudamerica S.A.	Argentina	100%[3]

[1]	Includes shares held by executive officer of the Company or the relevant subsidiary to satisfy the requirements of local law.

[2]	Shares 100% held by Gusmer Corporation.

[3]	Shares held by Gusmer Corporation and by executive officer of the Company to satisfy the requirements of local law.

[4]	Shares 100% owned by Graco Minnesota Inc.

[5]	Shares 100% owned by Graco Indiana Inc.

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